Exhibit 99

Contacts: Frank Moore (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423

Northrop Grumman Reports First Quarter 2005 Results

Earnings Per Share from Continuing Operations Increase 69 Percent to $1.08

Income from Continuing Operations Increases 72 Percent to $398 Million

Sales Increase 4 Percent to $7.5 Billion

LOS ANGELES – April 28, 2005 — Northrop Grumman Corporation (NYSE: NOC) reported that first quarter 2005 income from continuing operations rose 72 percent to $398 million, or $1.08 per diluted share, from $232 million, or $0.64 per diluted share, for the same period of 2004. Sales for the first quarter of 2005 increased 4 percent to $7.5 billion from $7.2 billion for the same period of 2004. First quarter 2004 sales increased $59 million as a result of the reclassification of certain operations from discontinued to continuing operations.

First quarter 2005 income from continuing operations includes a previously announced after-tax gain of $45 million, or $0.12 per diluted share, from the sale of approximately 7.3 million shares of TRW Automotive Holdings Corp. (NYSE: TRW) common stock.

“Solid sales growth, higher operating profit from all six of our business segments, and lower corporate and interest expense drove this quarter’s strong financial performance and demonstrate Northrop Grumman’s intense focus on operational and financial execution,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president.

“Cash from operations for the quarter was solid and supports our ongoing plan to invest for growth and distribute cash to shareholders,” Sugar concluded.

Operating margin for the 2005 first quarter increased 36 percent to $595 million from $438 million for the same period of 2004. The increase was driven by lower unallocated expenses and higher operating margin from all six of the company’s business segments.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2005 Results

Unallocated expenses declined to $27 million in the first quarter of 2005 from $107 million for the same period of 2004, primarily due to lower legal costs and lower unrecoverable costs.

First quarter 2005 pension expense, as determined in accordance with accounting principles generally accepted in the United States, increased to $103 million from $91 million for the same period of 2004. Pension expense allocated to contracts pursuant to government Cost Accounting Standards (CAS) increased operating margin by $92 million in the first quarter of 2005 and $80 million for the same period of 2004.

Other, net for the 2005 first quarter increased to $82 million from $10 million for the same period of 2004 due to the sale of approximately 7.3 million shares of TRW common stock, which resulted in a pre-tax gain of $70 million.

Net income for the 2005 first quarter increased to $409 million, or $1.11 per diluted share, from $236 million, or $0.65 per diluted share, for the same period of 2004. First quarter 2005 net income includes an after-tax gain of $11 million resulting from the sale of Teldix GmbH.

Contract acquisitions were $7.8 billion in the first quarter of 2005 compared with $8.5 billion for the same period of 2004. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, increased to $60.4 billion at March 31, 2005, from $58.1 billion at Dec. 31, 2004.

Cash Measurements and Debt

Net cash provided by operating activities for the 2005 first quarter was $263 million, unchanged from the first quarter of 2004. Net cash provided by operating activities in the first quarter of 2005 was reduced by a $99 million litigation settlement payment, and first quarter 2004 net cash provided by operating activities included federal and state tax refunds totaling $104 million. Capital spending in the first quarter totaled $197 million.

Northrop Grumman’s total debt was $5.2 billion at March 31, 2005, unchanged from Dec. 31, 2004. Interest expense for the first quarter of 2005 declined to $95 million in the first quarter of 2005 from $113 million in the first quarter of 2004 primarily due to a reduction in fixed-rate debt.

2005 & 2006 Guidance

The company continues to expect sales to increase to between $31 and $31.5 billion in 2005. For 2006, the company expects sales to increase to between $32 and $33

Northrop Grumman Reports First Quarter 2005 Results

billion versus its previous guidance of approximately $33 billion. The range for 2006 sales guidance reflects the company’s present understanding of the U.S. Navy’s plans for the DD(X) acquisition strategy.

The company now expects 2005 earnings per diluted share from continuing operations to increase to between $3.70 and $3.85 versus previous guidance of $3.60 to $3.75. The company has increased 2005 earnings per share guidance primarily to reflect the delay in adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment until Jan. 1, 2006. The company’s prior 2005 earnings per share guidance reflected an estimated expense of approximately $40 million associated with adoption of the new standard in the third quarter of 2005.

Guidance for 2005 earnings per diluted share from continuing operations also includes estimated pension expense as determined in accordance with accounting principles generally accepted in the United States of $415 million and CAS pension expense of $375 million.

For 2006, the company expects earnings per diluted share from continuing operations to increase, on a percentage basis, at a solid double-digit rate, excluding the impact of the $45 million, or $0.12 per share, after-tax gain on the TRW common stock sale on 2005 results. The estimated growth in 2006 earnings per diluted share from continuing operations is before adoption of SFAS No. 123(R). The company continues to evaluate the impact of the new standard on future compensation plans.

The estimated growth in 2006 earnings per diluted share from continuing operations assumes that pension expense as determined in accordance with accounting principles generally accepted in the United States and CAS pension expense are the same as estimates for 2005. Actual 2006 pension expense is subject to variation and will depend on plan asset returns in 2005 and discount rate and expected rate-of-return assumptions.

Net cash provided by operating activities in 2005 is expected to increase to between $2.2 and $2.5 billion, and net cash provided by operating activities in 2006 is expected to be approximately $2.5 billion.

Share Repurchase Program

On Oct. 26, 2004, the board of directors authorized a program to repurchase $1 billion of the company’s outstanding common stock, which is expected to be completed over 12 to 18 months, commencing in November 2004. Share repurchases will take place at management’s discretion and under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions.

During the first quarter of 2005 the company repurchased 6.4 million common shares at an average price of $52.69 per share. As of March 31, 2005, under the current

Northrop Grumman Reports First Quarter 2005 Results

authorization, the company had repurchased 11.9 million common shares at an average price of approximately $54.41 per share. Through the end of the first quarter of 2005, the company has repurchased a total of 26.2 million shares at an average price of approximately $51.30 since August of 2003.

Segment Results

Effective Jan. 1, 2005, certain business areas within the Electronic Systems, Ships and Space Technology segments were realigned and some business areas have been renamed. Where applicable, all prior period information has been reclassified to reflect these realignments, as shown in Schedule 5 of this press release.

ELECTRONIC SYSTEMS

	($ in millions) FIRST QUARTER
	2005	2004
Sales	$1,543	$1,538
Operating Margin	161	158
% Operating margin to sales	10.4%	10.3%

Electronic Systems first quarter 2005 sales increased slightly from the first quarter of 2004. Sales increases of 36 percent and 8 percent, respectively, in Government Systems and Defensive & Navigation Systems were offset by sales declines in Defense Other and Naval & Marine Systems. The increase in Government Systems includes higher sales of biohazard detection systems. Electronic Systems first quarter 2005 operating margin increased 2 percent from the first quarter of 2004 primarily due to improved performance in Government Systems.

On Jan.1, 2005, the manufacturer of complex printed circuit boards and assemblies and the electronic connector manufacturer previously reported under “Other” were realigned to the company’s Electronic Systems segment. The impact to prior year results for Electronic Systems is not significant and prior year results have not been reclassified.

SHIPS

	($ in millions) FIRST QUARTER
	2005	2004
Sales	$1,514	$1,444
Operating Margin	104	86
% Operating margin to sales	6.9%	6.0%

Ships first quarter 2005 sales, which include the financial results of the Newport News and Ship Systems sectors, increased 5 percent from the first quarter of 2004, due to higher sales in Expeditionary Warfare, Coast Guard and Coastal Defense, and Submarines. Expeditionary Warfare sales rose 25 percent, due to higher revenue in the

Northrop Grumman Reports First Quarter 2005 Results

LPD and LHD programs. Coast Guard and Coastal Defense revenue rose 150 percent due to higher revenue in the Deepwater program, and Submarines sales rose 12 percent due to higher revenue in the Virginia-class program. These sales increases were partially offset by lower revenue in Commercial and Other, and Surface Combatants. Ships first quarter 2005 operating margin increased 21 percent from the first quarter of 2004 due to higher volume and improved performance in Expeditionary Warfare.

MISSION SYSTEMS

	($ in millions) FIRST QUARTER
	2005	2004
Sales	$1,305	$1,183
Operating Margin	91	76
% Operating margin to sales	7.0%	6.4%

Mission Systems first quarter 2005 sales increased 10 percent from the first quarter of 2004 due to revenue increases in Missile Systems and Command, Control & Intelligence Systems, which were partially offset by lower sales in Technical & Management Services. Missile Systems revenue increased 24 percent due to higher revenue in the Kinetic Energy Interceptors and Intercontinental Ballistic Missile programs. Command, Control & Intelligence Systems revenue increased 9 percent primarily due to higher revenue from restricted programs. Technical & Management Services revenue declined 11 percent. Mission Systems first quarter 2005 operating margin increased 20 percent from the first quarter of 2004 due to higher sales volume and improved performance in Missile Systems and Command, Control & Intelligence Systems.

INTEGRATED SYSTEMS

	($ in millions) FIRST QUARTER
	2005	2004
Sales	$1,299	$1,147
Operating Margin	136	116
% Operating margin to sales	10.5%	10.1%

Integrated Systems first quarter 2005 sales increased 13 percent from the first quarter of 2004 due to higher sales in Airborne Early Warning & Electronic Warfare Systems and Air Combat Systems. Airborne Early Warning & Electronic Warfare Systems revenue increased 33 percent due to higher volume from the E-2 Advanced Hawkeye and EA-18G programs. Air Combat Systems revenue rose 10 percent, primarily due to higher revenue from the Joint Unmanned Combat Air System (J-UCAS) and Multi-Platform Radar Technology Insertion Programs (MP-RTIP) programs. Airborne Ground Surveillance & Battle Management Systems revenue declined 8 percent due to lower revenue in the Joint STARS program. Integrated Systems first quarter 2005 operating margin increased 17 percent from the first quarter of 2004 due to higher sales volume and improved program performance in Airborne Early Warning & Electronic Warfare Systems.

Northrop Grumman Reports First Quarter 2005 Results

INFORMATION TECHNOLOGY

	($ in millions) FIRST QUARTER
	2005	2004
Sales	$1,229	$1,230
Operating Margin	85	71
% Operating margin to sales	6.9%	5.8%

Information Technology first quarter 2005 sales were essentially unchanged from the first quarter of 2004. A 7 percent increase in Technology Services revenue was primarily offset by a revenue decline in Enterprise Information Technology. Information Technology first quarter 2005 operating margin increased 20 percent from the first quarter of 2004, primarily due to improved program performance in Government Information Technology and Commercial Information Technology.

SPACE TECHNOLOGY

	($ in millions) FIRST QUARTER
	2005	2004
Sales	$863	$806
Operating Margin	62	51
% Operating margin to sales	7.2%	6.3%

Space Technology first quarter 2005 sales increased 7 percent from the first quarter of 2004, primarily due to higher sales in Civil Space and Intelligence, Surveillance & Reconnaissance, which were partially offset by lower revenue in Satellite Communications. Civil Space revenue increased 37 percent, due to higher volume from NASA and National Oceanic and Atmospheric Administration programs. Intelligence, Surveillance & Reconnaissance revenue rose 22 percent. Space Technology first quarter 2005 operating margin increased 22 percent from the first quarter of 2004 due to higher sales volume and improved program performance in Intelligence, Surveillance & Reconnaissance and Civil Space.

First Quarter 2005 Highlights

•	Northrop Grumman’s quarterly common stock dividend was increased 13 percent to $0.26 per share payable June 11, 2005 to shareholders of record on May 31, 2005.

•	The aircraft carrier USS Dwight D. Eisenhower (CVN 69) was redelivered to the Navy after completing its refueling and complex overhaul.

Northrop Grumman Reports First Quarter 2005 Results

•	The 17th and final production E-8C Joint Surveillance Target Attack Radar System (Joint STARS) aircraft was delivered to the U.S. Air Force.

•	The first fuselage section for the U.S. Navy’s next-generation electronic attack aircraft, the EA-18G Prowler, was completed. The EA-18G is expected to begin replacing the Navy’s EA-6B Prowler aircraft by the end of the decade.

•	The company achieved its seventeenth CMMI® Level 5, the highest possible rating for benchmarking commercial and defense industry practices for management and engineering.

•	The company completed the purchase of Integic and the sale of Teldix GmbH.

•	The keel was laid for the First U.S. Coast Guard National Security Cutter (WMSL 750)

•	The first fire-control radar for the F-35 Joint Strike Fighter was delivered.

•	The company completed delivery of 727 Biohazard Detection Systems for the U.S. Postal Service. Phase II of the program, which will result in the deployment of 631 additional cabinets, has been accelerated and is underway.

•	The company received NASA’s George M. Low Award, the agency’s premier award for demonstrated excellence and outstanding technical and managerial achievements in quality and performance.

•	The U.S. Missile Defense Agency awarded the company a $142 million follow-on contract for systems engineering, planning and logistics support for its Airborne Laser boost phase missile defense program.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. The company has more than 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Northrop Grumman will webcast its earnings conference call at 12 p.m. EDT on April 28, 2005. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

Northrop Grumman Reports First Quarter 2005 Results

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “guidance” or variations thereof. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data becomes available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s assumptions with respect to future revenues, expected program performance and cash flows, returns on pension plan assets and variability of pension actuarial and related assumptions, the outcome of litigation and appeals, environmental remediation, divestitures of businesses, successful reduction of debt, successful negotiation of contracts with labor unions, effective tax rates and timing and amounts of tax payments, and anticipated costs of capital investments, among other things. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; natural disasters and terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

0405-126

SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FIRST QUARTER
	2005	2004 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$7,841	$8,486
Total sales	7,453	7,164
Total operating margin	595	438
Income from continuing operations	398	232
Net income	409	236
Diluted earnings per share from continuing operations	1.08	.64
Diluted earnings per share	1.11	.65

Net cash provided by operating activities	263	263

	MAR 31, 2005	DEC 31, 2004 (4)
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$784	$1,230
Accounts receivable, net	3,611	3,546
Inventoried costs, net	1,205	1,061
Property, plant, and equipment, net	4,204	4,210
Total debt	5,164	5,158
Net debt (2)	4,380	3,928
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,673	16,700
Total assets	33,196	33,361

Net debt to capitalization ratio (3)	20%	18%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Total debt less cash and cash equivalents.
(3)	Net debt divided by the sum of shareholders’ equity and total debt.
(4)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	FIRST QUARTER
	2005	2004 (1)
Sales
Electronic Systems	$1,543	$1,538
Ships	1,514	1,444
Mission Systems	1,305	1,183
Integrated Systems	1,299	1,147
Information Technology	1,229	1,230
Space Technology	863	806
Other	11	59
Intersegment Eliminations	(311)	(243)

	$7,453	$7,164

Operating margin
Electronic Systems	$161	$158
Ships	104	86
Mission Systems	91	76
Integrated Systems	136	116
Information Technology	85	71
Space Technology	62	51
Other	(1)	2

Total segment operating margin (2)	638	560

Reconciliation to operating margin
Unallocated expenses	(27)	(107)
Pension expense	(103)	(91)
Reversal of CAS pension expense included above	92	80
Reversal of royalty income included above	(5)	(4)

Operating margin	595	438

Interest income	14	16
Interest expense	(95)	(113)
Other, net	82	10

Income from continuing operations before income taxes	596	351
Federal and foreign income taxes	198	119

Income from continuing operations	398	232
Income from discontinued operations, net of tax		1
Gain from disposal of discontinued operations, net of tax	11	3

Net income	$409	$236

Weighted average diluted shares outstanding, in millions	367.0	365.2

Diluted earnings per share
Continuing operations	$1.08	$.64
Disposal of discontinued operations	.03	.01

Diluted earnings per share	$1.11	$.65

(1)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.
(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

Pension expense is included in determining segment operating margin to the extent that the cost is currently recognized under U.S. Government Cost Accounting Standards (CAS). In order to reconcile from segment operating margin to total company operating margin, these amounts are reported under the caption “Reversal of CAS pension expense included above.” Total pension expense or income determined in accordance with accounting principles generally accepted in the United States is reported separately as a reconciling item under the caption “Pension expense.” The reconciling item captioned “Unallocated expenses” includes the portion of corporate, legal, environmental, other retiree benefits, stock compensation, and other expenses not allocated to the segments.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS (1)		FUNDED BACKLOG (2)
	FIRST QUARTER		MARCH 31,
	2005	2004 (3)	2005	2004 (3)
Electronic Systems	$1,672	$1,772	$6,907	$6,702
Ships	1,166	1,518	8,817	9,823
Mission Systems	1,255	1,336	3,117	3,058
Integrated Systems	1,939	1,768	5,331	4,919
Information Technology	1,306	1,212	2,645	2,283
Space Technology	873	1,133	1,759	1,885
Other	13	66	30	70
Intersegment Eliminations	(383)	(319)	(655)	(490)

Total	$7,841	$8,486	$27,951	$28,250

	TOTAL BACKLOG, MARCH 31, 2005
	FUNDED	UNFUNDED (4)	TOTAL BACKLOG
Electronic Systems	$6,907	$2,094	$9,001
Ships	8,817	3,385	12,202
Mission Systems	3,117	7,657	10,774
Integrated Systems	5,331	9,352	14,683
Information Technology	2,645	2,524	5,169
Space Technology	1,759	7,425	9,184
Other	30		30
Intersegment Eliminations	(655)		(655)

Total	$27,951	$32,437	$60,388

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.
(3)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.
(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ).

AMORTIZATION OF PURCHASED INTANGIBLES

	FIRST QUARTER
	2005	2004
Electronic Systems	$21	$21
Ships	10	10
Mission Systems	8	8
Integrated Systems	4	4
Information Technology	2	5
Space Technology	9	8

Total	$54	$56

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

SALES BY BUSINESS AREA WITHIN SEGMENTS

($ in millions)

(unaudited)

	FIRST QUARTER
	2005	2004 (1)
Electronic Systems
Defensive & Navigation Systems	$474	$440
Aerospace Systems	400	403
Naval & Marine Systems	187	205
Government Systems	174	128
C4ISR & Space Systems	161	161
Defense Other	147	201

	1,543	1,538

Ships
Surface Combatants	445	462
Aircraft Carriers	436	440
Expeditionary Warfare	382	306
Submarines	182	162
Coast Guard and Coastal Defense	40	16
Services	27	30
Commercial and Other	21	41
Intrasegment Eliminations	(19)	(13)

	1,514	1,444

Mission Systems
Command, Control & Intelligence Systems	790	723
Missile Systems	353	285
Technical & Management Services	168	188
Intrasegment Eliminations	(6)	(13)

	1,305	1,183

Integrated Systems
Air Combat Systems	786	712
Airborne Early Warning/Electronic Warfare Systems	373	280
Airborne Ground Surveillance/Battle Management Systems	143	156
Intrasegment Eliminations	(3)	(1)

	1,299	1,147

Information Technology
Government Information Technology	756	753
Commercial Information Technology	173	175
Technology Services	170	159
Enterprise Information Technology	167	176
Intrasegment Eliminations	(37)	(33)

	1,229	1,230

Space Technology
Intelligence, Surveillance & Reconnaissance	290	237
Civil Space	213	155
Software Defined Radios	135	143
Missile & Space Defense	122	119
Satellite Communications	97	138
Technology	28	27
Intrasegment Eliminations	(22)	(13)

	863	806

Other	11	59

Intersegment Eliminations	(311)	(243)

Total Sales	$7,453	$7,164

(1)	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

SCHEDULE 5

NORTHROP GRUMMAN CORPORATION

SEGMENT SALES RESULTS - AFTER REALIGNMENT

($ IN MILLIONS)

(unaudited)

Electronic Systems

Pro-Forma Sales - After Realignment	2004
		Three Months Ended			Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Defensive & Navigation Systems	$440	$465	$433	$497	$1,835
Aerospace Systems	403	367	417	422	1,609
Naval & Marine Systems	205	205	207	240	857
Government Systems	128	180	158	223	689
C4ISR & Space Systems	161	167	155	169	652
Defense Other	201	207	188	179	775

TOTAL SALES	$1,538	$1,591	$1,558	$1,730	$6,417

Ships

Pro-Forma Sales - After Realignment	2004
		Three Months Ended			Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Surface Combatants	$462	$486	$486	$487	$1,921
Aircraft Carriers	440	475	466	520	1,901
Expeditionary Warfare	306	346	344	440	1,436
Submarines	162	178	180	210	730
Coast Guard & Coastal Defense	16	30	29	39	114
Services	30	24	19	26	99
Commercial and Other	41	40	38	23	142
Intrasegment Eliminations	(13)	(22)	(25)	(31)	(91)

TOTAL SALES	$1,444	$1,557	$1,537	$1,714	$6,252

Space Technology

Pro-Forma Sales - After Realignment	2004
		Three Months Ended			Total Year
	Mar 31	Jun 30	Sep 30	Dec 31
Intelligence, Surveillance & Reconnaissance	$237	$263	$281	$260	$1,041
Civil Space	155	163	152	168	638
Software Defined Radios	143	142	138	123	546
Missile & Space Defense	119	128	121	119	487
Satellite Communications	138	131	127	113	509
Technology	27	32	15	26	100
Intrasegment Eliminations	(13)	(23)	(11)	(5)	(52)

TOTAL SALES	$806	$836	$823	$804	$3,269